Exhibit 10.28

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to Brixmor Property Group Inc. (the “Company”) as of the 4th day of September, 2013 (the “Effective Date”), by Tiffanie Fisher (the “Executive”). The Executive and the Company agree as follows:

1.     The employment relationship between the Executive and the Company (and its subsidiaries and affiliates), and the Employment Agreement between the Executive and the Company (now known as BPG Subsidiary Inc.), dated November 1, 2011 (as amended)(the “Employment Agreement”), each terminated effective July 31, 2013(the “Resignation Date”) pursuant to Section 5 of the Employment Agreement as a result of the Executive’s execution and delivery to the Company of Executive’s voluntary resignation by letter dated April 2, 2013.

2.     In consideration of the payment to the Executive of (i) $342,052.00 representing the Second Payment (as defined in the Employment Agreement) and (ii) $1,381,153.15 (the “Severance Amount”) (the Second Payment and the Severance Amount being referred to together as the “Separation Payment”), which Separation Payment shall be subject to applicable withholdings and shall be payable in a lump sum on September 13, 2013 (the “Payment Date”) provided Executive executes and delivers this Release to the Company on or prior to September 4, 2013 (and does not revoke this Release prior to September 12, 2013), the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of herself and her agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases, waives and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to the Employment Agreement, Executive’s employment and resignation and/or termination from employment with the Company or otherwise, including without limitation a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA’’); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; and any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied) (including the Employment Agreement), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans.

Executive acknowledges that upon payment of the Separation Payment, Executive shall have been paid in full for all wages and other pay earned and accrued by her through the Resignation Date and that no other wages, bonuses, vacation pay, benefits, reimbursable expenses or other payments or compensation of any kind whatsoever are owed to Executive. Executive further acknowledges, understands and agrees that except for the Separation Payment, she is not eligible to receive and will not receive any other separation or severance compensation or benefits from the Company in connection with her employment (including the Employment Agreement), the resignation from her employment or her executing this Agreement.

3.     The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes, contract and the common law and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of seven (7) days following the execution of this Release, the Executive may revoke this Release in a writing delivered to the General Counsel of the Company, and this Release shall not become effective or enforceable until such revocation period has expired.

4.     This Release does not release the Company Released Parties from (i) the obligation to make the Separation Payment as herein required, (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage (including advancement of expenses as applicable), or (iii) any vested rights the Executive has under the Company’s employee pension benefit and group healthcare benefit plans as a result of Executive’s actual service with the Company.

5.     The Executive represents and warrants that she has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

6.     This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7.     The Executive and the Company shall each continue to be bound by Sections 6, 7, 8, 9(a), 9(b) and 9(j) of the Employment Agreement, as applicable.

8.     This Release shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

9.     Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

10.   The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except for the payment of the Separation Payment as provided herein.

Executive and the Company have each executed this Release on the day and year written below.

EXECUTIVE

/s/ Tiffanie Fisher

Name: Tiffanie Fisher

Dated: September 4, 2013

COMPANY:

Brixmor Property Group Inc.

/s/ Steven F. Siegel

Name: Steven F. Siegel

Title:   Executive Vice President

Dated: September 4, 2013